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As filed with the Securities and Exchange Commission on June 24, 2003
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LONE STAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2085454 (I.R.S. Employer Identification No.)
15660 North Dallas Parkway Suite 500 Dallas, Texas (Address of Principal Executive Offices)	75248 (Zip Code)

Lone Star Technologies, Inc. 1985 Long-Term Incentive Plan
(Full title of the plan)

Robert F. Spears, Esq.
Vice President, General Counsel and Secretary
Lone Star Technologies, Inc.
15660 North Dallas Parkway, Suite 500
Dallas, Texas 75248
(Name and address of agent for service)

(972) 770-6401
(Telephone number, including area code, of agent for service)

With Copy to:

David E. Morrison, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201
(214) 855-8000

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $1.00 per share	3,000,000 shares	$21.03	$63,090,000	$5,103.98

(1)
Pursuant to Rule 416 under the Securities Act of 1933, shares issuable upon any stock split, stock divided or similar transaction with respect to those shares are also being registered under the Registration Statement.

(2)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low sales prices ($21.03) of the Common Stock reported on the New York Stock Exchange on June 23, 2003.

INCORPORATION OF CONTENTS OF PRIOR
REGISTRATION STATEMENTS

        The contents of Registration Statement No. 33-2380 relating to the Lone Star Technologies, Inc. 1985 Long-Term Incentive Plan (the "Plan") filed by the Registrant with the Securities and Exchange Commission (the "Commission") on December 31, 1985, the Amendment to Registration Statement No. 33-2380 filed on or about May 19, 1986, Registration Statement No. 33-64805 relating to the Plan filed by the Registrant with the Commission on December 7, 1995, and Registration Statement No. 333-46312 relating to the Plan and filed by the Registrant with the Commission on September 21, 2000 (collectively, the "Prior Registration Statements") are incorporated herein by reference pursuant to General Instruction E to Form S-8. The purpose of this Registration Statement is to register 3,000,000 additional shares of Registrant's common stock, $1.00 par value per share ("Common Stock"), for offer and sale pursuant to the Plan.

AMENDMENTS TO THE PLAN

        The purpose of this Registration Statement is to register 3,000,000 additional shares of Common Stock of the Registrant for offer and sale pursuant to the Plan.

        1.     On March 20, 2001, the Board of Directors adopted an amendment to the Plan that increased from 3,700,000 to 4,700,000 the aggregate number of shares of the Registrant's Common Stock reserved for issuance under the Plan. The amendment was approved by stockholders at the Annual Meeting on May 8, 2001.

        2.     On March 21, 2002, the Board of Directors adopted an amendment to the Plan that increased from 4,700,000 to 5,700,000 the Registrant's Common Stock reserved for issuance under the Plan. The amendment was approved by stockholders at the Annual Meeting on May 9, 2002.

        3.     On March 20, 2003, the Board of Directors adopted an amendment to the Plan that increased from 5,700,000 to 6,700,000 the Registrant's Common Stock reserved for issuance under the Plan. The amendment was approved by stockholders at the Annual Meeting on May 13, 2003.

INABILITY TO OBTAIN ACCOUNTING FIRM'S CONSENT

        Arthur Andersen audited Registrant's consolidated financial statements for the two years ended December 31, 2001 and 2000. Arthur Andersen is no longer licensed to practice accounting and, accordingly, is not in a position to provide a written consent to Registrant's naming Arthur Andersen as an expert and as having audited such consolidated financial statements. This lack of consent may limit your ability to recover damages from Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        Registrant changed certifying accountants from Arthur Andersen to Deloitte & Touche L.L.P. effective June 6, 2002. On June 6, 2002, Arthur Andersen was dismissed as Registrant's principal accountant. Arthur Andersen's report on the financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by Registrant's board of directors. During the year ended December 31, 2001 and subsequent interim periods prior to such change in accountants, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the year ended December 31, 2001 and subsequent interim periods prior to such change in accountants, there have occurred none of the "reportable events" listed in Item 304(a)(1)(v)(A)-(D) of Regulation S-K. Registrant has requested and received from Arthur Andersen the letter required by Item 304(a)(3) of Regulation S-K (and filed the same as Exhibit 16 to Registrant's report on Form 8-K filed on June 10, 2002), and Registrant states that Arthur Andersen agrees with the statements made by Registrant in this Registration Statement in response to Item 304(a)(1) of Regulation S-K.

EXPLANATORY NOTE ABOUT
INTERIM FINANCIAL INFORMATION

        With respect to the unaudited interim financial information of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc., for the period ended October 7, 2001, incorporated by reference in this prospectus, the independent accountants, LaPorte, Sehrt, Romig and Hand, A Professional Accounting Corporation, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Current Report on Form 8-K/A filed January 28, 2003, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

INDEX TO EXHIBITS

        In addition to the exhibits filed or incorporated by reference into the Prior Registration Statements, the following documents are filed as exhibits to this Registration Statement.

*5.1	Opinion of Fulbright & Jaworski L.L.P.
*15.1	Letter of LaPorte, Sehrt, Romig & Hand, A Professional Accounting Corporation, regarding unaudited interim financial information.
*23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
*23.2	Consent of Deloitte & Touche L.L.P.
*23.3	Consent of BDO-Hernandez Marron y CIA., S.C.
*23.4	Consent of LaPorte, Sehrt, Romig & Hand, A Professional Accounting Corporation.

*Filed herewith.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 24th day of June, 2003.

LONE STAR TECHNOLOGIES, INC. (Registrant)
By:	/s/ Rhys J. Best Rhys J. Best Chairman of Board, President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Lone Star Technologies, Inc. hereby constitutes and appoints Rhys J. Best, Robert F. Spears and Charles J. Keszler, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Rhys J. Best Rhys J. Best	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)	June 24, 2003
/s/ Charles J. Keszler Charles J. Keszler	Vice President and Chief Financial Officer (principal financial and accounting officer)	June 24, 2003
/s/ Frederick B. Hegi, Jr. Frederick B. Hegi, Jr.	Director	June 24, 2003
/s/ Robert L. Keiser Robert L. Keiser	Director	June 24, 2003
/s/ Robert Kelley Robert Kelley	Director	June 24, 2003
/s/ M. Joseph McHugh M. Joseph McHugh	Director	June 24, 2003
/s/ Thomas M. Mercer, Jr. Thomas M. Mercer, Jr.	Director	June 24, 2003

II-1

/s/ Alfred M. Micallef Alfred M. Micallef	Director	June 24, 2003
/s/ Jerry E. Ryan Jerry E. Ryan	Director	June 24, 2003

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INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENTS
AMENDMENTS TO THE PLAN
INABILITY TO OBTAIN ACCOUNTING FIRM'S CONSENT
EXPLANATORY NOTE ABOUT INTERIM FINANCIAL INFORMATION
INDEX TO EXHIBITS
SIGNATURES